Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Chicken Soup for the Soul Entertainment, Inc.

(Exact Name of Registrant as Specific in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share/Warrant		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	6,733,923		$8.46	(2)	$56,968,989	$92.70 per $1,000,000	$5,281,03
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,011,530	(4)	$8.46	(2)	$8,557,544	$92.70 per $1,000,000	$793.28
Equity	Warrants to Purchase Class A Common Stock	Rule 457(c)	6,602,500	(5)	$0.10	(6)	$660,250	$92.70 per $1,000,000	$61.21
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(i)	528,000	(7)	$132.18	(8)	$69,791,040	$92.70 per $1,000,000	$6,469.63
					TOTAL		$135,976,923		$12,605.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover such additional number of securities as may be offered or issued in connection with any stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the Class A common stock, as reported by the Nasdaq Global Market on September 7, 2022 ($8.46), in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(3)	Represents shares of Class A common stock outstanding as of the date of this Registration Statement owned by the selling securityholders listed herein.
(4)	Represents shares of Class A common stock that were issued upon exercise of common stock purchase warrants that were issued in connection with the provision of a credit facility to the Issuer and owned by certain selling securityholders listed herein.
(5)	Represents 6,062,500 common stock purchase warrants (the “Assumed Redbox Private Warrants”) originally issued by Redbox Entertainment, Inc. (“Redbox”), and assumed by the Issuer in connection with its acquisition of Redbox (the “Redbox Acquisition”), with the terms of such warrants being adjusted to provide for the purchase of an aggregate of approximately 528,000 shares of the Issuer’s Class A common stock, as further described herein.
(6)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the Assumed Redbox Public Warrants (which are substantively identical to the Assumed Redbox Private Warrants registered hereby), as reported by the Nasdaq Global Market on September 7, 2022 ($0.10), in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(7)	Represents the 528,000 shares of the Issuer’s Class A common stock issuable upon exercise of the Assumed Redbox Private Warrants.
(8)	In accordance with Rule 457(i) under the Securities Act, the registration fee is based on the current exercise price per share per warrant.